Morria Biopharmaceuticals PLC

Company

and

Iroquois Master Fund Ltd.

and

Alpha Capital Anstalt

Secured Parties

Security Agreement

Contents

1	Definitions and Interpretation	1

2	Payment of Secured Liabilities	6

3	Grant of Security	6

4	Perfection of Security	8

5	Further Assurance	9

6	Representations and Warranties	10

7	Negative Pledge and Disposals	11

8	General Undertakings	11

9	Investments	13

10	Accounts	14

13	Powers of the Secured Parties	16

14	Enforcement and Powers of the Secured Parties	16

15	Receiver	18

16	Powers of Receiver	19

17	Application of Monies	20

18	Power of Attorney	21

19	Restriction	22

20	Relationship between Secured Parties	22

21	Costs and Indemnity	23

22	Release	24

23	Assignment and Transfer	24

24	Set-off	24

25	New Accounts	25

26	Currency	25

27	Further Provisions	25

28	Notices	28

29	Governing Law and Jurisdiction	29

Schedule 1 : Form of Notice of Assignment – Insurance Policies		30

Schedule 2 : Intellectual Property		32

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This Security Agreement is made on:                              5th April 2012

Between:

(1)	Morria Biopharmaceutricals PLC, an unlisted public company incorporated and registered in England and Wales with company number 05252842 whose registered office is at Thames House, Portsmouth Road, Esher, Surrey, KT10 9AD (Company);

and

(2)	Iroquois Master Fund Ltd. of 641 Lexington Avenue, 20th Floor, New York, NY (Iroquois); and

(3)	Alpha Capital Anstalt of Pradafant 7, LI-9490, Vaduz, Furstentum, Liechtenstein (Alpha and, together with Iroquois, the Secured Parties).

It is agreed as follows:

1	Definitions and Interpretation

1.1	Definitions

The following definitions and rules of interpretation in this clause apply in this Agreement:

Account means any account opened or maintained by the Company with any of the Secured Parties or any other person (and any replacement account or subdivision or subaccount of that account), the debts or debts represented thereby and all Related Rights and includes, for the avoidance of doubt, the Restricted Account;

Administrator means an administrator appointed to manage the affairs, business and property of the Company;

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

Book Debts means all present and future book and other debts and monetary claims due or owing to the Company and any proceeds of such debts and claims (including any claims or sums of money deriving from or in relation to any Intellectual Property, any Investment, the proceeds of any Insurance Policy, any court order or judgment, any contract or agreement to which the Company is a party and any other assets, property, rights or undertaking of the Company);

Business Day means a day (other than a Saturday or Sunday) on which commercial banks are open for general business in London and New York;

Charged Assets means all the assets, property and undertaking for the time being subject to the security interests created by this Agreement (and references to the Charged Assets shall include references to any part of it);

Commencement Notice means a written notice, given by any Secured Party to the other Secured Parties in accordance with the notice provisions set forth in the Securities Purchase Agreement, pursuant to which such Secured Party notifies the other Secured Parties of the existence of one or more Events of Default and of such Secured Party’s intent to commence the exercise of one or more of the remedies provided for under this Agreement with respect to all or any portion of the Charged Assets as a consequence thereof, which notice shall incorporate a reasonably detailed description of each Event of Default then existing and of the remedial action proposed to be taken;

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Costs means all costs, charges, expenses and liabilities of any kind including, without limitation, costs and damages in connection with litigation, professional fees, disbursements and any value added tax charged on Costs;

Equipment means all present and future equipment, plant, machinery, office equipment, computers, tools, vehicles, furniture, fittings, installations and apparatus and other tangible moveable property for the time being owned by the Company, including any part of it and all spare parts, replacements, modifications and additions, and all Related Rights;

Event of Default means any of the following events:

(a)	any of the Secured Liabilities are not paid or discharged when the same ought to be paid or discharged by the Company (whether on demand, at scheduled maturity, or by acceleration or otherwise, as the case may be) other than where such failure to pay is the result of an administrative or technical failure and payment is made within 3 days of its due date; and

(b)	any "Event of Default" as such term is defined in the Notes;

Financial Collateral means shall have the meaning given to that expression in the Financial Collateral Regulations;

Financial Collateral Regulations means the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003/3226);

Grantors has the meaning given to such term in the Security Agreement (as defined in the Securities Purchase Agreement);

Group means the Company and each of its subsidiaries;

Insolvency Proceeding has the meaning given to such term in the Securities Purchase Agreement;

Insurance Policy means any policy of insurance in which the Company may from time to time have an interest;

Intellectual Property means the Company's present and future patents, trade marks, service marks, trade names, business names, design rights, copyrights, moral rights, inventions, topographical or similar rights, confidential information, know-how and other intellectual property rights and interests, and any interest in any of these rights, whether or not registered, the benefit of all applications and rights to rights to use such assets, including such assets set out in Schedule 2, and all Related Rights;

Investments means:

(a)	any stocks, shares, debentures, securities and certificates of deposit;

(b)	all interests in collective investment schemes; and

(c)	all warrants, options and other rights to subscribe or acquire any of the investments described in (a) and (b),

in each case whether held directly by or to the order of the Company or by any trustee, nominee, fiduciary or clearance system on its behalf and all Related Rights (including all rights against any such trustee, nominee, fiduciary or clearance system);

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Material Adverse Effect means a material adverse effect upon:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Company;

(b)	the ability of the Company to perform or comply with any of its payment and/or its other obligations under this Agreement; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to this Agreement or the rights or remedies of the Secured Parties under this Agreement;

Notes has the meaning given to such term in the Securities Purchase Agreement;

Permitted Liens has the meaning given to such term in the Notes;

Permitted Secured Party means, with respect to the exercise of any remedy provided for under this Agreement, any Secured Party that has delivered a Commencement Notice with respect to the exercise of such remedy to the other Secured Parties and has not received a Veto Notice with respect thereto within the Veto Period; provided, however, there shall only be a single Permitted Secured Party that may exercise any specific remedy at any one time (it being agreed that if a Commencement Notice is delivered by more than one Secured Party with respect to any remedy provided for under this Agreement, then the first Secured Party to deliver a Commencement Notice and not receive a Veto Notice within the Veto Period shall be the only Secured Party that may exercise such remedy);

Properties means all freehold and leasehold properties (whether registered or unregistered) and all commonhold properties, now or in the future (and from time to time) owned by the Company, or in which the Company holds an interest and Property means any of them;

Receiver means a receiver or receiver and manager or, where permitted by law, an administrative receiver of the whole or any part of the Charged Assets and that term will include any appointee made under a joint and/or several appointment;

Related Rights means, in relation to any asset:

(a)	the proceeds of sale of any part of that asset;

(b)	all rights under any licence, agreement for sale or agreement for lease in respect of that asset;

(c)	all rights, powers, benefits, claims, contracts, warranties, remedies, security, guarantees, indemnities or covenants for title in respect of that asset; and

(d)	any monies and proceeds paid or payable in respect of that asset;

Relevant Jurisdiction means, in relation to the Company:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Security to be created by it pursuant to this Agreement is situated; and

(c)	any jurisdiction where it conducts its business;

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Restricted Account means the account to be confirmed in writing by the Company to the Secured Parties into which all Restricted Insurance Proceeds are to be paid;

Restricted Insurance Proceeds means any proceeds received by the Company for its benefit from time to time under its directors and officers insurance policy number WD104000a issued by Howden Insurance Brokers Limited and any replacement policy in respect thereof, provided that any proceeds received by the Company as a conduit of payment of such funds to its directors and/or officers, or any funds received by the Company as reimbursement for payments made or to be made to its directors or officers, shall not be deemed to be Restricted Insurance Proceeds;

Secured Liabilities mean all obligations which the Company and each of the other Grantors may at any time have to the Secured Parties arising under this Agreement, the Notes, the Guaranties, and the other Transaction Documents (as each such term in defined in the Securities Purchase Agreement, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or as surety or in some other capacity) and including, without duplication, reasonable attorneys’ fees and expenses and any interest, fees, or expenses that accrue after the filing of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any Insolvency Proceeding;

Securities Purchase Agreement means a securities purchase Agreement dated on or around the date hereof (as may be amended, restated, supplemented, or otherwise modified from time to time) between the Company and the Secured Parties;

Security means any mortgage, charge (whether fixed or floating, legal or equitable), pledge, lien, assignment by way of security or other security interest securing any obligation of any person, or any other agreement or arrangement having a similar effect;

Security Documents has the meaning given to such term in the Securities Purchase Agreement;

Security Financial Collateral Arrangement means shall have the meaning given to that expression in the Financial Collateral Regulations;

Security Period means the period starting on the date of this Agreement and ending on the date on which all the Secured Liabilities have been unconditionally and irrevocably paid and discharged in full and no further Secured Liabilities are capable of being outstanding;

Significant Secured Party means, on any date of determination, any Secured Party holding twenty percent (20%) or more of the aggregate principal amount of Notes outstanding on such date;

Veto Notice means, with respect to any Commencement Notice, a written notice given by any Significant Secured Party to the other Secured Parties in accordance with the notice provisions set forth in the Securities Purchase Agreement pursuant to which such Significant Secured Party notifies the other Secured Parties of its objection to the commencement of the remedial action specified in such Commencement Notice and certifies that, to the best of its knowledge, it is a Significant Secured Party; and

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Veto Period means, with respect to any Commencement Notice (other than a Commencement Notice given by a Significant Secured Party at a time when such Significant Secured Party is the only the Significant Secured Party), the period of ten (10) consecutive calendar days following the delivery of such Commencement Notice to the Secured Parties (it being understood and agreed that there shall be no Veto Period with respect to a Commencement Notice given by a Significant Secured Party at a time when such Significant Secured Party is the only the Significant Secured Party).

1.2	Interpretation

Unless otherwise defined herein, a term defined in the Securities Purchase Agreement shall have the same meaning in this Agreement and, unless the context otherwise requires:

(a)	a reference to a statute or statutory provision includes a reference to any subordinate legislation made under that statute or statutory provision, to any modification, re-enactment or extension of that statute or statutory provision and to any former statute or statutory provision which it consolidated or re-enacted before the date of this Agreement;

(b)	a reference to one gender includes a reference to the other genders;

(c)	words in the singular include the plural and in the plural include the singular;

(d)	a reference to a Clause or Schedule is to a Clause of, or Schedule to, this Agreement and references to paragraphs are to paragraphs of the relevant Schedule;

(e)	a reference to this Agreement (or any specified provision of it) or any other document shall be construed as a reference to this Agreement, that provision or that document as in force for the time being and as amended or novated from time to time;

(f)	a reference to a person shall include a reference to an individual, firm, corporation, unincorporated body of persons, or any state or any agency of a person;

(g)	a reference to an amendment includes a supplement, variation, novation or re-enactment (and amended shall be construed accordingly);

(h)	a reference to assets includes present and future properties, undertakings, revenues, rights and benefits of every description;

(i)	a reference to a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation; and

(j)	clause, schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.3	Nature of security over real property

A reference in this Agreement to a charge or mortgage of any freehold, leasehold or commonhold property includes:

(a)	all buildings and fixtures (including trade and tenant's fixtures) which are situated on that property at any time;

(b)	the proceeds of the sale of any part of that property; and

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(c)	the benefit of any covenants for title given, or entered into, by any predecessor in title of the Company in respect of that property, and any monies paid or payable in respect of those covenants.

1.4	Law of Property (Miscellaneous Provisions) Act 1989

For the purposes of section 2 of the Law of Property (Miscellaneous Provisions) Act 1989, the terms of the Securities Purchase Agreement and of any side letters between any parties in relation to the Securities Purchase Agreement are incorporated into this Agreement.

1.5	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce, or to enjoy the benefit of, any term of this Agreement.

1.6	Perpetuity period

If the rule against perpetuities applies to any trust created by this Agreement, the perpetuity period shall be 125 years (as specified by section 5(1) of the Perpetuities and Accumulations Act 2009).

1.7	Schedules

The schedules form part of this Debenture and shall have effect as if set out in full in the body of this Debenture. Any reference to this Debenture includes the schedules.

2	Payment of Secured Liabilities

The Company covenants with each of the Secured Parties separately that it shall on demand pay and discharge the Secured Liabilities when they become due and payable provided that neither such covenant nor the Security constituted by this Deed shall extend to or include any liability or sum which would, but for this proviso, cause such covenant or security to be unlawful or prohibited by any applicable law.

3	Grant of Security

3.1	Fixed Security

As a continuing security for the payment and discharge of the Secured Liabilities, the Company with full title guarantee charges and agrees to charge to each of the Secured Parties separately, by way of first fixed charge all the Company's right, title and interest from time to time in and to:

(a)	all Properties acquired by the Company in the future;

(b)	all present and future interests of the Company not effectively mortgaged or charged under the preceding provisions of this Clause 3 in, or over, freehold or leasehold property;

(c)	all present and future rights, licences, guarantees, rents, deposits, contracts, covenants and warranties relating to the Properties;

(d)	all licences, consents and Authorisations (statutory or otherwise) held or required in connection with the Company's business or the use of any Charged Assets, and all rights in connection with them;

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(e)	all present and future goodwill and rights in relation to uncalled capital for the time being of the Company;

(f)	all the Equipment;

(g)	all the Intellectual Property;

(h)	all the Book Debts;

(i)	all the Investments; and

(j)	all Accounts.

3.2	Assignment

As a continuing security for the payment and discharge of the Secured Liabilities, the Company assigns and agrees to assign absolutely with full title guarantee to each of the Secured Parties separately all the Company’s rights, title and interest from time to time in and to the proceeds of any Insurance Policy (including without limitation, any insurances relating to the Properties or the Equipment but excluding any Restricted Insurance Proceeds) and all Related Rights.

3.3	Floating Charge

3.3.1	The Company with full title guarantee charges to each of the Secured Parties separately, by way of first floating charge, all present and future undertaking, property, assets and rights of the Company at any time.

3.3.2	The floating charge created by sub-Clause 3.3.1 above shall be deferred in priority to all fixed Security validly and effectively created by the Company pursuant to Clauses 3.1 (Fixed Security) and Clause 3.2 (Assignments) above.

3.3.3	Paragraph 14 of Schedule B1 of the Insolvency Act 1986 applies to the floating charge created pursuant to this Clause 3.3.

3.4	Automatic conversion of floating charge

Notwithstanding Clause 3.5 (Conversion of floating charge by notice) and without prejudice to any law which may have a similar effect, the floating charge created by Clause 3.3 (Floating Charge) shall automatically and immediately (without notice) be converted into a fixed charge over all the assets subject to the floating charge if, without the prior written consent of the Secured Parties or unless otherwise permitted by the Transaction Documents,:

(a)	the Company:

(i)	creates or attempts to create any Security (other than any Permitted Lien) over all or any part of the Charged Assets; or

(ii)	disposes, or attempts to dispose of, all or any part of the Charged Assets; or

(b)	any person levies (or attempts to levy) any distress, attachment, execution or other process against all or any part of the Charged Assets;

(c)	a meeting is convened for the passing of a resolution for the voluntary winding-up of the Company;

(d)	a petition is presented for the compulsory winding-up of the Company;

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(e)	a petition or application is presented for the making of an administration order in relation to the Company; or

(f)	any person gives notices of its intention to appoint an administrator to the Company of files such a notice with the court.

3.5	Conversion of floating charge by notice

Each Secured Party shall be entitled to, in its sole discretion, by written notice to the Company, convert the floating charge created under this Agreement with immediate effect into a fixed charge as regards any part of the Charged Assets specified by the relevant Secured Party in that notice if:

(a)	an Event of Default occurs and is continuing;

(b)	the relevant Secured Party reasonably consider those assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process of to be otherwise in jeopardy; or

(c)	the relevant Secured Party reasonably consider that it is desirable in order to protect the priority of the security.

3.6	Assets acquired after any floating charge crystallisation

Any asset acquired by the Company after any crystallisation of the floating charge created under this Agreement which, but for such crystallisation, would be subject to a floating charge shall (unless the Secured Parties confirm in writing to the contrary) on the date of such acquisition be charged by the Company in favour of each of the Secured Parties separately by way of first fixed charge.

4	Perfection of Security

4.1	Title Documents

The Company shall, on the execution of this Agreement (or, if later, the date of acquisition of the relevant Charged Asset), deposit with the Secured Parties (for the purpose of security only) and the Secured Parties shall, for the duration of this Agreement be entitled to hold (for the purpose of security only):

(a)	all deeds and documents of title relating to the Charged Assets which are in the possession or control of the Company (if these are not within the possession and/or control of the Company, the Company undertakes to obtain possession of all such deeds and documents of title);

(b)	all Insurance Policies; and

(c)	all certificates or other documents of title to the Investments, and relevant stock transfer forms executed in blank by the Company.

4.2	Notices to be given by the Company

The Company shall immediately on the execution of this Agreement;

4.2.1	give notice to the relevant insurers of the assignment of the Company's rights and interest in and under all policies of insurance (and for the avoidance of doubt, no notice of assignment will be required in respect of the Company's directors and officers insurance policy number WD104000a issued by Howden Insurance Brokers Limited and any replacement policy in respect thereof) pursuant to Clause 3.2 substantially in the form set out in Part A of Schedule 1 and procure that each addressee of such notice promptly provides an acknowledgement of the Secured Parties' interest to the Secured Parties, substantially in the form set out in Part B of Schedule 1; and

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4.2.2	give notice to any bank, financial institution or other person (excluding the Secured Parties) with whom the Company has an account substantially in the form set out in Part A of Schedule 2 of the charging to the Secured Parties pursuant to Clause 3.1(j) of the Company's rights and interests under such accounts and procure that each addressee of such notice promptly provides an acknowledgement of the Secured Parties' interest to the Secured Parties, substantially in the form set out in Part B of Schedule 2.

5	Further Assurance

The Company, at its own cost, shall prepare and execute such further legal or other mortgages, charges or transfers (containing a power of sale and such other provisions as any Secured Party may reasonably require) in favour of the Secured Parties as any Secured Party may, in its absolute discretion, require from time to time over all or any part of the Charged Assets and give all notices, orders and directions which any Secured Party may require in its absolute discretion for perfecting, protecting or facilitating the realisation of its security over the Charged Assets.

6	Representations and Warranties

The Company represents and warrants to each Secured Party in the terms set out in this Clause 6.

6.1	The Company

6.1.1	The Company is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

6.1.2	The Company has the power to own its assets and carry on its business as it is being conducted.

6.1.3	The obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable obligations and (without limiting the generality of the foregoing, this Agreement creates the security interests which it purports to create and those security interests are valid and effective.

6.1.4	The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.

6.1.5	The Company has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.

6.1.6	No limit on the Company's powers will be exceeded as a result of the grant of security contemplated by this Agreement.

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6.1.7	All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in this Agreement; and

(b)	to make this Agreement admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

6.1.8	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

6.1.9	The choice of English law as the governing law of this Agreement will be recognised and enforced in each of the Relevant Jurisdictions.

6.1.10	Any judgment obtained in England in relation to this Agreement will be recognised and enforced in the Relevant Jurisdictions.

6.1.11	Its irrevocable submission under Clause 29.2 (Jurisdiction) to the jurisdiction of the Courts of England and agreement not to claim any immunity to which its assets may be entitled are legal valid and binding under the laws of the Relevant Jurisdictions.

6.1.12	No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it.

6.1.13	No Insolvency Proceeding as been taken or, to its knowledge, threatened in relation to it.

6.1.14	It is not unable to pay its debts as they fall due and the value of the Company's assets is not less than the amount of its liabilities, taking into account the Company's contingent and prospective liabilities.

6.2	The Charged Assets

6.2.1	The Company is the absolute legal and beneficial owner of all the Charged Assets free from any Security (other than any Security created pursuant to the Security Documents or any Permitted Lien).

6.2.2	The Company has not received or acknowledged notice of any adverse claim by any person in respect of the Charged Assets or any interest in it.

6.2.3	No Security expressed to be created under this Agreement is liable to be avoided, or otherwise set aside, on the liquidation or administration of the Company or otherwise.

6.2.4	There are no covenants, agreements, reservations, conditions, interests, rights or other matters whatever, which materially adversely affect the Charged Assets.

6.2.5	There is no breach of any law or regulation which materially adversely affects the Charged Assets.

6.2.6	No facility necessary for the enjoyment and use of the Charged Assets is subject to terms entitling any person to terminate or curtail its use.

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6.2.7	The Insurances Policies are in full force and effect and free from Security (other than under this Agreement or the other Security Documents) and there has been no material breach of any of the obligations under the Insurance Policies.

6.2.8	There is no prohibition on assignment in any Insurance Policies, or the relevant clauses of any of them, and the entry into this Agreement by the Company does not and will not constitute a breach of any Insurance Policy or any other agreement or instrument binding on the Company or its assets.

6.2.9	The Company is not aware of any adverse circumstance relating to the validity, subsistence or use of any of its Intellectual Property could reasonably be expected to have a Material Adverse Effect.

6.2.10	The Company holds no interest in any Properties.

6.3	Time when representations are made

The representations and warranties set out in this Clause 6 are made on the date of this Agreement and shall be deemed to be made on each day of the Security Period with reference to the facts and circumstances then existing.

7	Negative Pledge and Disposals

The Company undertakes that it shall not at any time during the Security Period, except with the prior written consent of the Secured Parties:

(a)	create, purport to create or permit to subsist any Security on, or in relation to, any of the Charged Assets (other than any Permitted Lien or any Security created pursuant to the Security Documents), other than the Security created by this Agreement; or

(b)	sell, assign, transfer, grant, lease, part with possession of or otherwise dispose of in any manner (or purport to do so) all or any part of, or any interest in, the Charged Assets; or

(c)	create or grant (or purport to create or grant) any interest in the Charged Assets in favour of a third party.

8	General Undertakings

8.1	Preservation of Charged Assets

The Company shall not do, or permit to be done, any act or thing which would or might depreciate, jeopardise or otherwise prejudice the security held by the Secured Parties or materially diminish the value of any of the Charged Assets or the effectiveness of the security created by this Agreement.

8.2	Enforcement of rights

The Company shall use its best endeavours to:

(a)	procure the prompt observance and performance of the covenants and other obligations imposed on the Company's counterparties; and

(b)	enforce any rights and institute, continue or defend any proceedings relating to any of the Charged Assets which any Secured Party may require from time to time.

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8.3	Notice of Breaches

The Company shall promptly on becoming aware of any of the same give the Secured Parties notice in writing of any breach of representation or warranty, or covenant set out in this Agreement.

8.4	Book Debts

8.4.1	The Company shall not (except as provided below or with the prior written consent of the Secured Parties) release, exchange, compound, set-off, grant time or indulgence in respect of, or in any other manner deal with, all or any of the Book Debts.

8.4.2	Subject to Clause 10.2 (Operation Before Event of Default) below, the Company shall on behalf of the Secured Parties, collect in and realise all Book Debts and hold those proceeds in trust for the Secured Parties.

8.4.3	Prior to the occurrence of an Event of Default, the proceeds of the realisation of Book Debts (other than the Restricted Insurance Proceeds) shall (subject to any restriction on the application of such proceeds contained in this Agreement or in the other Transaction Documents) be released from the fixed charge created pursuant to Clause 3.1 (Fixed Security) and the Company shall be entitled to apply such proceeds as it see fit provided that such proceeds shall continue to be subject to the floating charge created pursuant to Clause 3.3 (Floating Charge) and the terms of this Agreement.

8.4.4	Prior to the occurrence of an Event of Default, the Company shall pay all Restricted Insurance Proceeds into the Restricted Account.

8.4.5	After the occurrence of an Event of Default, the Company shall pay the proceeds of the realisation of any Book Debts (including the Restricted Insurance Proceeds) to the Secured Parties or into such account as the Secured Parties may nominate.

8.5	Intellectual Property

The Company shall:

(a)	take all such steps and do all such acts as may be necessary to maintain the subsistence and validity of the Intellectual Property and, where appropriate, use all reasonable endeavours to protect and safeguard the Intellectual Property against theft, loss, destruction, unauthorised access, copying or use by third parties

(b)	pay all renewal and other fees which may become payable in respect of any of the Intellectual Property before or as soon as they become due and produce to the Secured Parties on demand a receipt for such fees or other evidence of payment of those fees;

(c)	not, without the prior written consent of the Secured Parties abandon, cancel or allow any of the Intellectual Property to become void, lapse or to become vulnerable to attack for non-use or otherwise;

(d)	use all reasonable endeavours to detect any material infringement of, or challenge to, any of the Intellectual Property and, immediately after becoming aware thereof, inform the Secured Parties and take such steps at the cost of the Company, as the Secured Parties may from time to time reasonably direct in relation to such infringement or challenge Provided that the Company shall not be precluded from taking such steps as it shall consider necessary or desirable in relation to any infringement of or challenge to any of the Intellectual Property;

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(e)	not, without the prior written consent of the Secured Parties apply to amend the specification or drawing of any of the letters patent or registered trade or service marks forming part of the Intellectual Property or enter any conditions, restrictions or disclaimers in relation to any registered Intellectual Property; and

(f)	not use or allow to be used, or take any step or omit to take any step in respect of, any of the Intellectual Property which may in any way materially and adversely affect its value,

provided that at all times the Company shall be permitted, without the consent of the Secured Parties, to make any amendments to the Intellectual Property in the ordinary course of patent prosecution in order to advance prosecution.

9	Investments

9.1	Investments – Prior to an Event of Default

Notwithstanding any other terms of this Agreement, prior to the occurrence of an Event of Default:

(a)	the Company shall be entitled to receive all dividends, interest and other monies in respect of the Investments free from the security created by this Agreement; and

(b)	the Company shall be entitled to exercise all voting rights attached to the Investments provided that it shall not exercise (and shall procure that any nominee acting on its behalf does not exercise) such voting rights in any manner, or otherwise permit or agree to any (a) variation of the rights attaching to or conferred by any of the Investments (including any amendment to the memorandum or articles of association or any other constitutional documents of any issuer) or (b) increase in the issued share capital of any company whose shares are charged pursuant to this Agreement or (c) take any other action or do any other thing, which, in the reasonable opinion of any Secured Party, would prejudice the value of, or the ability of any Secured Party to realise, the Security created by this Agreement.

9.2	Investments – After an Event of Default

Each Secured Party may, upon the occurrence of an Event of Default, at its discretion (in the name of the Company or otherwise and without any further consent or authority from the Company):

(a)	exercise (or refrain from exercising) any voting rights in respect of the Investments;

(b)	apply all dividends, interest and other monies arising from the Investments in accordance with Clause 17 (Application of Monies);

(c)	transfer the Investments into the name of such nominee(s) of the relevant Secured Party as they shall require; and

(d)	exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Investments,

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in such manner and on such terms as the relevant Secured Party may think fit, and the proceeds of any such action shall form part of the Charged Assets.

9.3	Payment of Calls

The Company shall pay when due all calls or other payments which may be or become due in respect of any of the Investments, and in any case of default by the Company in such payment, each Secured Parties may, if it thinks fit, make such payment on behalf of the Company in which case any sums paid by that Secured Party shall be reimbursed by the Company to that Secured Party on demand.

9.4	Delivery of Documents of Title

The Company shall promptly on the request of any Secured Party, deliver (or procure delivery) to that Secured Party, and that Secured Party shall be entitled to retain, all of the Investments and any certificates and other documents of title representing the Investments to which the Company (or its nominee(s)) is or becomes entitled together with any other document which that Secured Party may reasonably request (in such form and executed as that Secured Party may reasonably require) with a view to perfecting or improving the security of the Secured Parties over the Investments or to registering any Investment in its name or the name of any nominee(s).

10	Accounts

10.1	Notification and Variation

The Company, during the subsistence of this Agreement:

(a)	shall promptly deliver to the Secured Parties on or prior to the date of this Agreement (and, if any change occurs thereafter, on the date of such change), details of each Account maintained by it with any bank or financial institution (other than with a Secured Party); and

(b)	shall not, without the Secured Parties prior written consent, permit or agree to any variation of the rights attaching to any Account or close any Account.

10.2	Operation Before Event of Default

Notwithstanding any other term of this Agreement, the Company shall prior to the occurrence of an Event of Default be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Account other than the Restricted Account.

10.3	Operation After Event of Default

After the occurrence of an Event of Default, the Company shall not be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Account except with the prior consent of the Secured Parties.

10.4	Restricted Account

10.4.1	Prior to the expiry of the Security Period, the Company shall not be entitled to receive, withdraw or otherwise transfer any credit balance from the Restricted Account except with the prior consent of the Secured Parties.

10.4.2	If, on or prior to such time as Restricted Insurance Proceeds are first received by the Company following the execution of this Agreement,:

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(a)	the Company chooses to open a new bank account and notifies the Secured Parties in writing that this is the Restricted Account for the purposes of this Agreement, the Company shall promptly give notice to the relevant bank or financial institution with whom the Restricted Account is opened, substantially in the form set out in Part A of Schedule 2 of the charging to the Secured Parties pursuant to Clause 3.1(j) of the Company's rights and interests under the Restricted Account (and instructing the relevant bank or financial institution that, prior to the end of the Security Period, the Company shall not be entitled to make withdrawals from such account without the written consent of the Secured Parties) and procure that each addressee of such notice promptly provides an acknowledgement of the Secured Parties' interest to the Secured Parties, substantially in the form set out in Part B of Schedule 2); or

(b)	the Company chooses to designate one of its existing bank accounts, its right, title and interest in respect of which is to be charged on the date of this Agreement pursuant to Clause 3.1(j) above, and notifies the Secured Parties in writing that this is the Restricted Account for the purposes of this Agreement, the Company shall promptly instruct the relevant bank or financial institution with whom the Restricted Account is held that, prior to the end of the Security Period, the Company shall not be entitled to make withdrawals from such account without the written consent of the Secured Parties.

10.4.3	Upon its first receipt of Restricted Insurance Proceeds following the execution of this Agreement, to the extent it has not already done so, the Company shall notify the Secured Parties in writing as soon as reasonably practicable and in any event within three Business Days of such receipt as to the identity of the Restricted Account.

10.5	Application of Monies

Each Secured Party shall, following the occurrence of an Event of Default, be entitled without notice to apply, transfer or set-off any or all of the credit balances from time to time on any Account in or towards the payment or other satisfaction of all or part of the Secured Liabilities in accordance with Clause 17 (Application of Monies).

11	Property

The Company shall:

(a)	notify the Secured Parties forthwith upon the acquisition by the Company of any freehold or leasehold property;

(b)	on demand by the Secured Parties and at the cost of the Company execute and deliver to the Secured Parties a legal mortgage in favour of the Secured Parties of any freehold or leasehold property which becomes vested in it after the date of this Agreement in form and substance satisfactory to the Secured Parties.

12	Insurance

The Company shall at all times during the subsistence of this Agreement:

(a)	keep the Charged Assets with reputable and responsible insurers previously approved by the Secured Parties in such manner and to such extent as is reasonable and customary for an enterprise engaged in the same or similar business and in the same or similar localities against such risks and contingencies as the Secured Parties may in its absolute discretion require;

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(b)	if required by any Secured Party, cause each insurance policy or policies relating to the Charged Assets other than any Insurance Policy which has been the subject of a Notice of Assignment pursuant to Clause 4 (Perfection of Security) to contain (in form and substance reasonably satisfactory to the Secured Parties) an endorsement naming the Secured Parties as sole loss payee in respect of all claims;

(c)	promptly pay all premiums and other monies payable under all its Insurance Policies and promptly upon request, produce to the Secured Parties a copy of each policy and evidence (reasonably acceptable to the Secured Parties) of the payment of such sums; and

(d)	if required by the Secured Parties (but subject to the provisions of any lease of the Charged Assets), deposit all Insurance Policies relating to the Charged Assets with the Secured Parties.

13	Powers of the Secured Parties

13.1	Power to Remedy

If the Company fails to comply with any of its obligations under this Agreement and that failure is not remedied within seven days of any Secured Party giving notice of such failure to the Company, each Secured Party shall be entitled (but shall not be bound) to remedy such non-compliance and the Company irrevocably authorises each Secured Party and its agents to do all such things as are necessary or desirable for that purpose.

13.2	Exercise of Rights

The rights of the Secured Parties under Clause 13.1 are without prejudice to any other rights of the Secured Parties under this Agreement. The exercise of those rights shall not make the Secured Parties liable to account as a mortgagee in possession.

13.3	Indulgence

Each Secured Party may, at its discretion, grant time or other indulgence or make any other arrangement, variation or release with any person or persons not being a party to this Agreement (whether or not such person or persons is jointly liable with the Company) in respect of any of the Secured Liabilities, or of any other security for them without prejudice either to this Agreement or to the liability of the Company for the Secured Liabilities.

14	Enforcement and Powers of the Secured Parties

14.1	When Security becomes enforceable

The power of sale and other powers conferred by section 101 of the Law of Property Act 1925 and all other enforcement powers conferred by this Agreement shall be immediately exercisable at any time after an Event of Default has occurred.

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14.2	Statutory Power of Sale

The statutory powers of sale and other powers conferred by the Law of Property Act 1925 shall, as between a Secured Party and a purchaser from the Secured Parties, arise on and be exercisable at any time after the execution of this Agreement, but no Secured Party shall exercise such power of sale until the security constituted by this Agreement has become enforceable.

14.3	Extension of Statutory Powers

The statutory powers of leasing conferred on each Secured Party are extended so as to authorise each Secured Party to lease, make agreements for leases at a premium or otherwise, accept surrenders or leases and grant options or vary or reduce any sum payable under any leases or tenancy agreements as the Secured Parties may think fit, without the need to comply with any provision of Section 99 or 100 of the Law of Property Act 1925.

14.4	Power to Dispose of Chattels

At any time after the security constituted by this Agreement has become enforceable, each Secured Party or any Receiver:

(a)	may dispose of any chattels or produce found on any Property as agent for the Company; and

(b)	without prejudice to any obligation to account for the proceeds of any sale of such chattels or produce, shall be indemnified by the Company against any liability arising from such disposal.

14.5	Prior Security

At any time after the security constituted by this Agreement has become enforceable, or after any powers conferred by any Security having priority to this Agreement shall have become exercisable, each Secured Party may:

(a)	redeem such or any other prior Security, or procure its transfer to itself; and

(b)	settle any account of the holder of any prior Security.

14.6	Any accounts so settled and passed shall be, in the absence of manifest error, conclusive and binding on the Company. All monies paid by a Secured Party to prior security holder in settlement of such an account shall, as from its payment by the relevant Secured Party, be due from the Company to the Secured Parties on current account and be secured as part of the Secured Liabilities.

14.7	Right of appropriation

To the extent that the Charged Assets constitute Financial Collateral and this Agreement and the obligations of the Company hereunder constitute a Security Financial Collateral Arrangement, each Secured Party shall have the right, at any time after the security constituted this Agreement has become enforceable, to appropriate all or any of the Charged Assets in or towards the payment and/or discharge of the Secured Liabilities in such order as that Secured Party in its absolute discretion may from time to time determine. The value of any Charged Asset appropriated in accordance with this clause shall be the price of that Charged Asset at the time the right of appropriation is exercised as listed on any recognised market index, or determined by such other method as that Secured Party may select (including independent valuation). The Company agrees that the methods of valuation provided for in this clause are commercially reasonable for the purposes of the Financial Collateral Regulations.

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14.8	Restrictions

Section 103 of the Law of Property Act 1925 (restricting the power of sale) and Section 93 of the Law of Property Act 1925 (restricting the right of consolidation) do not apply to the security constituted by this Agreement.

14.9	No Liability as Mortgagee in Possession

Neither the Secured Parties, nor any Receiver nor any Administrator shall be liable to account as mortgagee in possession in respect of all or any of the Charged Assets, nor shall any of them be liable for any loss on realisation of, or for any neglect or default of any nature in connection with, all or any of the Charged Assets for which a mortgagee in possession might be liable as such.

14.10	Protection of Third Parties

No purchaser, mortgagee or other person dealing with a Secured Party or any Receiver shall be concerned:

(a)	to enquire whether any of the Secured Liabilities have become due or payable, or remain unpaid or undischarged, or whether the power the relevant Secured Party or a Receiver is purporting to exercise has become exercisable; or

(b)	to see to the application of any money paid to the relevant Secured Party or any Receiver.

15	Receiver

15.1	Appointment of Receiver

15.1.1	At any time after the security constituted by this Agreement has become enforceable, or at the request of the Company, each Secured Party may, without further notice:

(a)	appoint by way of deed, or otherwise in writing, any one or more person or persons to be a receiver, or a receiver and manager, of all or any part of the Charged Assets; and

(b)	(subject to section 45 of the Insolvency Act 1986) from time to time, by way of deed, or otherwise in writing, remove any person appointed to be Receiver and may, in a similar manner, appoint another in his place.

Where more than one person is appointed Receiver, they shall have power to act separately (unless the appointment by the Secured Party specifies to the contrary).

15.1.2	The relevant Secured Party may fix the remuneration of any Receiver appointed by it without the restrictions contained in section 109 of the Law of Property Act 1925 and the remuneration of the Receiver shall be a debt secured by this Agreement which shall be due and payable immediately upon its being paid by the relevant Secured Party.

15.2	Agent of the Company

Any Receiver appointed by a Secured Party under this Agreement shall be the agent of the Company and the Company shall be solely responsible for his acts and remuneration, as well as for any defaults committed by him.

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16	Powers of Receiver

16.1	Powers of Receiver

Any Receiver appointed by a Secured Party under this Agreement shall, in addition to the powers conferred on him by the Law of Property Act 1925 and the Insolvency Act 1986, have the power to do all such acts and things as an absolute owner could do in the management of such of the Charged Assets over which the Receiver is appointed and, in particular, a Receiver may:

(a)	undertake or complete any works of repair, building or development on the Properties;

(b)	grant, or accept surrenders of, any leases or tenancies affecting the Properties on such terms and subject to such conditions as he thinks fit;

(c)	provide services and employ, or engage, such managers, contractors and other personnel and professional advisors on such terms as he deems expedient;

(d)	make such elections for value added tax purposes as he thinks fit;

(e)	charge and receive such sum by way of remuneration (in addition to all costs, charges and expenses incurred by him) as the Secured Parties may prescribe or agree with him;

(f)	collect and get in the Charged Assets or any part of it in respect of which he is appointed and make such demands and take such proceedings as may seem expedient for that purpose, and to take possession of the Charged Assets with like rights;

(g)	carry on, manage, develop, reconstruct, amalgamate or diversify or concur in carrying on, managing, developing, reconstructing, amalgamating or diversifying the business of the Company;

(h)	grant options and licences over all or any part of the Charged Assets, sell or concur in selling, assign or concur in assigning, lease or concur in leasing and accept or concur in accepting surrenders of leases of, all or any of the property of the Company in respect of which he is appointed in such manner and generally on such terms and conditions as he thinks fit (fixtures and plant and machinery may be severed and sold separately from the premises in which they are contained without the consent of the Company), and to carry any such sale, assignment, leasing or surrender into effect. Any such sale may be for such consideration as the Receiver thinks fit and he may promote, or concur in promoting, a company to purchase the property to be sold;

(i)	sell and assign all or any of the Book Debts in respect of which he is appointed in such manner, and generally on such terms and conditions, as he thinks fit;

(j)	make any arrangement, settlement or compromise between the Company and any other person which he may think expedient;

(k)	make substitutions of, or improvements to, the Equipment as he may think expedient;

(l)	make calls conditionally or unconditionally on the members of the Company in respect of the uncalled capital with such and the same powers for that purpose, and for the purpose of enforcing payments of any calls so made, as are conferred by the Articles of Association of the Company on its directors in respect of calls authorised to be made by them;

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(m)	appoint managers, officers, servants, workmen and agents for the purposes of this Clause 16 at such salaries, for such periods and on such terms as he may determine;

(n)	if he thinks fit, but without prejudice to the indemnity in Clause 19, effect with any insurer any policy of insurance either in lieu or satisfaction of, or in addition to, such insurance;

(o)	exercise all powers provided for in the Law of Property Act 1925 in the same way as if he had been duly appointed under that act, and exercise all powers provided for an administrative receiver in Schedule 1 of the Insolvency Act 1986;

(p)	for any of the purposes authorised by this Clause 16 raise money by borrowing from the Secured Parties (or from any other person) on the security of all or any of the Charged Assets in respect of which he is appointed on such terms as he shall think fit (including, if the Secured Parties consents, terms under which such security ranks in priority to this Agreement);

(q)	redeem any prior Security and settle and pass the accounts to which the Security relates. Any accounts so settled and passed shall be conclusive and binding on the Company, and the monies so paid shall be deemed to be an expense properly incurred by him; and

(r)	do all such other acts and things as he may consider incidental or conducive to any of the matters or powers in this Clause 16, or which he lawfully may or can do as agent for the Company.

16.2	Scope of powers

Any exercise of any of the powers given by this Clause 16 may be on behalf of the Company, the directors of the Company (in the case of the power contained in paragraph (l) of this Clause 16) or himself.

17	Application of Monies

17.1	Each Secured Party hereby acknowledges and agrees that, notwithstanding the time or order of any registration document with respect to the Charged Assets and the Security constituted under this Agreement, or other applicable law, solely as amongst the Secured Parties, the separate Security of the Secured Parties with respect to the Charged Assets shall have the same rank and priority provided, that, the foregoing shall not apply to any Security of a Secured Party that is void or voidable as a matter of law.

17.2	All monies received by any Secured Party or a Receiver in the exercise of any enforcement powers conferred by this Agreement shall be applied:

(a)	first, ratably in paying all unpaid fees, costs and other liability incurred by or on behalf of any of the Secured Parties (and any Receiver, attorney or agent appointed by them) or indemnities then due to any of the Secured Parties under the Transaction Documents, until paid in full;

(b)	second in paying the remuneration of any Receiver (as agreed between the Receiver and the Secured Parties);

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(c)	third, ratably to pay any fees or premiums then due to any of the Secured Parties under the Transaction Documents, until paid in full; and

(d)	fourth, ratably to pay the principal amount of all Secured Liabilities then due to any of the Secured Parties, until paid in full;

(e)	fifth, ratably to pay any other Secured Liabilities then due to any of the Secured Parties; and

(f)	sixth, the surplus to the Company or such other person entitled thereto under applicable law.

17.3	Suspense Account

All monies received by the Secured Parties or a Receiver under this Agreement may, at the discretion of the Secured Parties or Receiver, be credited to any suspense or securities realised account and shall bear interest at such rate, if any, as may be agreed in writing between the Secured Parties and the Company, and may be held in such account for so long as the Secured Parties or Receiver think fit.

18	Power of Attorney

18.1	Appointment and Powers

By way of security, the Company irrevocably appoints each Secured Party and every Receiver separately to be the attorney of the Company and, in its name, on its behalf and as its act and deed, to execute any documents and do any acts and things which:

(a)	the Company is required to execute and do under this Agreement, including execute any document required by any Secured Party under Clause 4 (Perfection of Security); and/or

(b)	any attorney may reasonably deem proper or desirable in exercising any of the powers, authorities and discretions conferred by this Agreement or by law on the Secured Parties or any Receiver.

18.2	Ratification of Acts of Attorney

The Company ratifies and confirms, and agrees to ratify and confirm, anything which any of its attorneys may do in the proper and lawful exercise of all or any of the powers, authorities and discretions referred to in sub-clause 18 of this Clause 18 .

18.3	Appointment of an Administrator

18.3.1	Any Secured Party may, without notice to the Company, appoint any one or more persons to be an administrator of the Company pursuant to Paragraph 14 Schedule B1 of the Insolvency Act 1986 if this Agreement becomes enforceable.

18.3.2	Any appointment under this Clause 18.3. shall:

(a)	be in writing signed by a duly authorised signatory of the relevant Secured Party; and

(b)	take effect, in accordance with paragraph 19 of Schedule B1 of the Insolvency Act 1986, when the requirements of paragraph 18 of that Schedule B1 are satisfied.

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18.4	Each Secured Party may (subject to any necessary approval from the court) end the appointment of an Administrator by notice in writing in accordance with this Clause 18.3 and appoint a replacement for any Administrator whose appointment ends for any reason under that paragraph.

19	Restriction

19.1	Notwithstanding anything in this Agreement to the contrary, each Secured Party agrees that it will not exercise any remedy provided for under this Agreement with respect to all or any portion of the Charged Assets unless such Secured Party is a Permitted Secured Party (provided that the foregoing shall not prevent any Secured Party from commencing or participating in any Insolvency Proceeding or taking any action (other than with respect to the Charged Assets) to enforce the payment or performance of any Grantors’ obligations under any of the Notes, Guaranties or other Transaction Documents (each term as defined in the Securities Purchase Agreement).

19.2	This Clause 19 is not intended to confer any rights or benefits upon the Company or any other person except Secured Parties, and no person other than Secured Parties shall have any right to enforce any of the provisions of this Clause 19. As between the Company and any Secured Party, any action that such Secured Party may take under this Agreement shall be conclusively presumed to have been authorised and approved by the other Secured Parties.

20	Relationship between Secured Parties

20.1	Each Secured Party hereby agrees and acknowledges that no other Secured Party has agreed to act for it as an administrative or collateral agent, and each Secured Party is and shall remain solely responsible for the attachment, perfection and priority of all Security created by this Agreement or any other Security Document in favour of such Secured Party.

20.2	No Secured Party shall have by reason of this Agreement or any other Transaction Document an agency or fiduciary relationship with any other Secured Party.

20.3	No Secured Party (which term, as used in this sentence, shall include reference to each Secured Party’s officers, directors, employees, attorneys, agents and affiliates and to the officers, directors, employees, attorneys and agents of such Secured Party’s affiliates) shall: (i) have any duties or responsibilities except those expressly set forth in this Agreement and the other Security Documents or (ii) be required to take, initiate or conduct any enforcement action (including any litigation, foreclosure or collection proceedings hereunder or under any of the other Security Documents).

20.4	Without limiting the foregoing, no Secured Party shall have any right of action whatsoever against any other Secured Party as a result of such Secured Party acting or refraining from acting hereunder or under any of the Security Documents except as a result and to the extent of losses caused by such Secured Party’s actual gross negligence or willful misconduct (it being understood and agreed by each Secured Party that the delivery by any Significant Secured Party of one or more Veto Notices shall not be deemed to be or construed as gross negligence or willful misconduct on the part of the Secured Party delivering any such Veto Notice).

20.5	No Secured Party assumes any responsibility for any failure or delay in performance or breach by the Company or any Secured Party of its obligations under this Agreement or any other Transaction Document.

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20.6	No Secured Party makes to any other Secured Party any express or implied warranty, representation or guarantee with respect to any Secured Liabilities, Charged Assets, Transaction Document or the Company.

20.7	No Secured Party nor any of its officers, directors, employees, attorneys or agents shall be responsible to any other Secured Party or any of its officers, directors, employees, attorneys or agents for: (i) any recitals, statements, information, representations or warranties contained in any of the Transaction Documents or in any certificate or other document furnished pursuant to the terms hereof; (ii) the execution, validity, genuineness, effectiveness or enforceability of any of the Transaction Documents; (iii) the validity, genuineness, enforceability, collectability, value, sufficiency or existence of any Charged Asset or the Security constituted thereover in this Agreement, or the attachment, perfection or priority of any Security therein; or (iv) the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of the Company.

20.8	No Secured Party nor any of its officers, directors, employees, attorneys or agents shall have any obligation to any other Secured Party to ascertain or inquire into the existence of any default or Event of Default, the observance or performance by any Grantor of any of the duties or agreements of such Grantor under any of the Transaction Documents or the satisfaction of any conditions precedent contained in any of the Transaction Documents.

21	Costs and Indemnity

21.1	Costs

The Company shall pay to, or reimburse, the Secured Parties and any Receiver on demand, on a full indemnity basis, all Costs incurred by any Secured Party and/or any Receiver in relation to:

(a)	protecting, perfecting, preserving or enforcing (or attempting to do so) any of the Secured Parties' or Receiver's rights under this Agreement; or

(b)	suing for, or recovering, any of the Secured Liabilities,

(including, without limitation, the Costs of any proceedings in relation to this Agreement or the Secured Liabilities). Such Costs shall be secured as part of the Secured Liabilities.

21.2	Indemnity

Each Secured Party and any Receiver, and their respective employees and agents, shall be indemnified on a full indemnity basis out of the Charged Assets in respect of all actions, liabilities and Costs incurred or suffered in or as a result of:

(a)	the exercise, or purported exercise, of any of the powers, authorities or discretions vested in them under this Agreement;

(b)	any matter or thing done, or omitted to be done, in relation to the Charged Assets under those powers; or

(c)	any default or delay by the Company in performing any of its obligations under this Agreement,

except to the extent that the same arises from the misconduct or negligence of that Secured Party or Receiver.

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22	Release

Subject to Clause 27.3, on the expiry of the Security Period (but not otherwise), each Secured Party shall, at the request and cost of the Company, take whatever action is necessary to release the Charged Assets from the security constituted by this Agreement.

23	Assignment and Transfer

23.1	Assignment by Secured Parties

At any time, without the consent of the Company, each Secured Party may assign or transfer the whole or any part of that Secured Party's rights and/or obligations under this Agreement to any person.

23.2	Assignment by Company

The Company may not assign any of its rights, or transfer any of its obligations, under this Agreement or enter into any transaction which would result in any of those rights or obligations passing to another person.

24	Set-off

24.1	Set-off Rights

24.1.1	Each Secured Party may set off any matured obligation due from the Company (to the extent beneficially owned by the relevant Secured Party) against any matured obligation owed by that Secured Party to the Company, regardless of the place of payment, booking branch or currency of either obligation.

24.1.2	If a Secured Party has more than one account for the Company in its books, that Secured Party may at any time after:

(a)	the security constituted by this Agreement has become enforceable; or

(b)	that Secured Party has received notice of any subsequent Security or other interest affecting all or any part of the Charged Assets,

24.1.3	transfer, without prior notice, all or any part of the balance standing to the credit of any account to any other account which may be in debit (but the relevant Secured Party shall notify the Company of the transfer once made).

24.2	Different Currencies

Each Secured Party may exercise its rights under clause 24.1 (Set-off rights) notwithstanding that the amounts concerned may be expressed in different currencies and each Secured Party is authorised to effect any necessary conversions at a market rate of exchange selected by it.

24.3	Unliquidated Claims

If the relevant obligation or liability is unliquidated or unascertained, each Secured Party may set-off the amount which it estimates (in good faith and acting reasonably) will be the final amount of that obligation or liability once it becomes liquidated or ascertained.

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24.4	No Set Off

The Company will pay all amounts payable under this deed without any set off, counterclaim or deduction whatsoever unless required by law in which event the Company will pay an additional amount to ensure that the payment recipient receives the amount which would have been payable had no deduction been required to have been made.

25	New Accounts

If any Secured Party receives notice of any subsequent Security, or other interest, affecting all or part of the Charged Assets, that Secured Party may open a new account for the Company in that Secured Party's books. No money paid to the credit of the Company in any such new account shall be appropriated towards, or have the effect of discharging, any part of the Secured Liabilities. If that Secured Party does not open a new account immediately on receipt of that notice, then, unless that Secured Party gives express written notice to the contrary to the Company, all payments made by the Company to that Secured Party shall be treated as having been credited to a new account of the Company and not as having been applied in reduction of the Secured Liabilities, as from the time of receipt of the relevant notice by that Secured Party.

26	Currency

For the purpose of, or pending the discharge of, any of the Secured Liabilities, each Secured Party may convert any monies received, recovered or realised by that Secured Party under this Agreement (including the proceeds of any previous conversion under this Clause 26) from their existing currencies of denomination into such other currencies of denomination as that Secured Party may think fit. Any such conversion shall be effected at then prevailing spot selling rate of exchange for such other currency against the existing currency. Each reference in this Clause 26 to a currency extends to funds of that currency and, for the avoidance of doubt, funds of one currency may be converted into different funds of the same currency.

27	Further Provisions

27.1	Independent security

This Agreement shall be in addition to, and independent of, every other security or guarantee which any of the Secured Parties may hold for any of the Secured Liabilities at any time. No prior security held by any of the Secured Parties over the whole or any part of the Charged Assets shall merge in the security created by this Agreement.

27.2	Continuing security

27.2.1	This Agreement shall remain in full force and effect as a continuing security for the Secured Liabilities, despite any settlement of account, or intermediate payment, or other matter or thing, unless and until the Secured Parties discharge this Agreement in writing.

27.2.2	No part of the security from time to time intended to be constituted by this Agreement will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of any part of the Secured Liabilities.

27.3	Company's Obligations

27.3.1	The obligations of the Company under this Agreement and the Security constituted thereby shall not be discharged, impaired or otherwise affected by:

27.3.2	any winding-up, dissolution, administration or re-organisation of or other change in any Grantor or any other person;

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27.3.3	any of the Secured Liabilities being at any time illegal, invalid, unenforceable or ineffective;

27.3.4	any time or other indulgence being granted to any Grantor or any other person;

27.3.5	any amendment, variation, waiver or release of any of the Secured Liabilities other than in respect of a specific waiver or release of the Company by the Secured Parties;

27.3.6	any failure to take or failure to realise the value of any other collateral in respect of the Secured Liabilities or any release, discharge, exchange or substitution of any such collateral; or

27.3.7	any other act, other than a specific release of the Company by the Secured Parties, event or omission which but for this provision would or might operate to impair, discharge or otherwise affect the obligations of the Company under this Agreement.

27.4	Discharge conditional

Any release, discharge or settlement between the Company and a Secured Party shall be deemed conditional on no payment or security received by that Secured Party in respect of the Secured Liabilities being avoided, reduced or ordered to be refunded pursuant to any law relating to insolvency, bankruptcy, winding-up, administration, receivership or otherwise. Despite any such release, discharge or settlement:

(a)	each Secured Party or it nominee may retain this Agreement and the security created by or pursuant to it, including all certificates and documents relating to the whole or any part of the Charged Assets, for such period as that Secured Party in its reasonable opinion deems necessary to provide that Secured Party with security against any such avoidance, reduction or order for refund; and

(b)	each Secured Party may recover the value or amount of such security or payment from the Company subsequently as if such release, discharge or settlement had not occurred.

27.5	Certificates

A certificate or determination by a Secured Party as to any amount for the time being due to it from the Company shall (in the absence of any manifest error) be conclusive evidence of the amount due.

27.6	Rights cumulative

The rights and powers of each Secured Party conferred by this Agreement are cumulative, may be exercised as often as the relevant Secured Party considers appropriate, and are in addition to its rights and powers under the general law.

27.7	Waivers

Any waiver or variation of any right by the Secured Parties (whether arising under this Agreement or under the general law) shall only be effective if it is in writing and signed by the Secured Parties and applies only in the circumstances for which it was given, and shall not prevent the Secured Parties from subsequently relying on the relevant provision.

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27.8	Liability not discharged

The Company's liability under this Agreement in respect of any of the Secured Liabilities shall not be discharged, prejudiced or affected by:

(a)	any security, guarantee, indemnity, remedy or other right held by, or available to, any of the Secured Parties that is or becomes wholly or partially illegal, void or unenforceable on any ground;

(b)	any of the Secured Parties renewing, determining, varying or increasing any facility or other transaction in any manner or concurring in, accepting or varying any compromise, arrangement or settlement, or omitting to claim or enforce payment from any other person; or

(c)	any other act or omission, which but for this Clause 27.8 might have discharged, or otherwise prejudiced or affected, the liability of the Company.

27.9	Immediate recourse

The Company waives any right it may have to require any Secured Party to enforce any security or other right, or claim any payment from, or otherwise proceed against, any other person before enforcing this Agreement against the Company.

27.10	Further exercise of rights

No act or course of conduct or negotiation by or on behalf of any Secured Party shall, in any way, preclude that Secured Party from exercising any right or power under this Agreement or constitute a suspension or variation of any such right or power, except to the extent such right or power is waived by the Secured Parties in accordance with Clause 27.7 (Waivers) above.

27.11	Delay

No delay or failure to exercise any right or power under this Agreement shall operate as a waiver.

27.12	Single or partial exercise

No single or partial exercise of any right under this Agreement shall prevent any other or further exercise of that or any other right.

27.13	Partial invalidity

The invalidity, unenforceability or illegality of any provision (or part of a provision) of this Agreement under the laws of any jurisdiction shall not affect the validity, enforceability or legality of the other provisions. If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with any modification necessary to give effect to the commercial intention of the parties.

27.14	Counterparts

This Agreement may be executed and delivered in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

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28	Notices

28.1	Service

Each notice or other communication required to be given under, or in connection with, this Agreement shall be:

(a)	in writing, delivered personally or sent by pre-paid first-class letter or fax; and

(b)	sent:

(i)	to the Company at:

Thames House
Portsmouth Road
Esher
Surrey
KT10 9AD
United Kingdom

Email: MarkC@pczlaw.com

Attention: Mark Cohen

Copy to:

Avram Kelman
Fladgate LLP
16 Great Queen Street
London
WC2B 5DG
United Kingdom

Email: akelman@fladgate.com

(ii)	to Iroquois at:

Iroquois Master Fund Ltd.
641 Lexington Avenue
20th Floor
New York
NY
United States

Attention: Joshua Silverman

(iii)	to Alpha at:

Alpha Capital Anstalt
Pradafant 7
LI-9490
Vaduz
Furstentum
Liechtenstein

Attention: Konrad Acermann

or to such other address or fax number as is notified in writing by one party to the others from time to time.

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28.2	Receipt

Receipt of any notice given under Clause 28.1, shall be deemed to be received:

(a)	if given by hand, at the time of actual delivery;

(b)	if posted, on the second Business Day after the day it was sent by pre-paid first-class post; or

(c)	if sent by fax, when received in legible form.

A notice or other communication given as described in Clause 28.2(a) or Clause 28.2(b) on a day which is not a Business Day, or after normal business hours, in the place it is received, shall be deemed to have been received on the next Business Day.

29	Governing Law and Jurisdiction

29.1	Governing law

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

29.2	Jurisdiction

The parties to this Agreement irrevocably agree that, subject as provided below, the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

29.3	Convenient Forum

The parties agree that the courts of England are the most appropriate and convenient courts to settle disputes between them arising out of, or in connection with, this Agreement and, accordingly, that they will not argue to the contrary.

29.4	Other service

Each of the parties to this Agreement irrevocably consents to any process in any proceedings being served on it in accordance with the provisions of this Agreement relating to service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

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Schedule 1: Form of Notice of Assignment – Insurance Policies

Part A

To: [Insurer]

Date: [     ]

Dear Sirs,

We hereby give you notice that we have assigned to [ ] (Secured Parties) pursuant to a security agreement entered into by us in favour of the Secured Parties dated [ ] all our right, title and interest in and to the proceeds of [insert details of relevant insurance policy] (Policy of Insurance).

With effect from your receipt of this notice we instruct you to:

1.	make all payments and claims under or arising from the Policy of Insurance to the Secured Parties [insert account details here if required] or to their order as they may specify in writing from time to time;

2.	note the interest of the Secured Parties on the Policy of Insurance; and

3.	disclose to any Secured Party, without further approval from us, such information regarding the Policy of Insurance as any Secured Party may from time to time request and to send it copies of all notices issued by you under the Policy of Insurance.

With effect from your receipt of this notice all rights, interests and benefits whatsoever accruing to or for the benefit of ourselves arising from the Policy of Insurance (including all rights to compel performance) belong to and are exercisable by the Secured Parties.

Please acknowledge receipt of this notice by signing the acknowledgement on the enclosed copy letter and returning the same to each Secured Party at [•] marked for the attention of [ ].

Yours faithfully,

for and on behalf of
Morria Biopharmaceutricals PLC

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Part B

[On copy only:

To: [SECURED PARTIES]

We acknowledge receipt of a notice in the terms set out above and confirm that we have not received notice of any previous assignments or charges of or over any of the rights, title and interests and benefits referred to in such notice and that we will comply with the terms of that notice.

We further confirm that no amendment or termination of the Policy of Insurance shall be effective unless we have given each Secured Party thirty days written notice of such amendment or termination.

For and on behalf of [                  ]

By:

Dated:

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Schedule 2: Form of Notice of Assignment – Accounts

Part A

To: [Account Bank]

Date: [      ]

Dear Sirs,

We hereby give you notice that pursuant to a security agreement dated 2012 (Security Agreement) we have charged to [ ] (Secured Parties) all of our right, title and interest in and to account number [•], account name [•] (including any renewal or redesignation of such account) and all monies standing to the credit of that account from time to time (Account).

With effect from the date of your receipt of this notice all rights, interests and benefits whatsoever accruing to or for the benefit of ourselves arising from the Account belong to the Secured Parties.

Upon your receipt of notice from any of the Secured Parties that an Event of Default (as defined in the Security Agreement) has occurred, any existing payment instructions affecting the Account are to be terminated and all payments and communications in respect of the Account should be made to the Secured Parties or to their order.

Please accept this notice by signing the enclosed acknowledgement and returning it to each Secured Party at [ ] marked for the attention of [ ].

Yours faithfully

for and on behalf of

Morria Biopharmaceutricals PLC

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Part B

[on copy only]

To: [SECURED PARTIES]

Date: [            ]

At the request of the Secured Parties and Morria Biopharmaceutricals PLC we acknowledge receipt of the notice of assignment and charge, on the terms attached, in respect of the Account (as described in those terms). We confirm that:

•	the balance standing to the Account at today's date is [•], no fees or periodic charges are payable in respect of the Account and there are no restrictions on (a) the payment of the credit balance on the Account [(except, in the case of a time deposit, the expiry of the relevant period)] or (b) the assignment of the Account to the Secured Parties or any third party;

•	we have not received notice of any previous assignments of, charges over or trusts in respect of, the Account and we will not, without the consent of the Secured Parties (a) exercise any right of combination, consolidation or set off which we may have in respect of the Account or (b) amend or vary any rights attaching to the Account; and

•	upon the occurrence of an Event of Default we will act only in accordance with the instructions given by persons authorised by the Secured Parties and we shall send all statements and other notices given by us relating to the Account to the Secured Parties.

For and on behalf of [•]

By:

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Schedule 3: Intellectual Property

PATENTS AND PATENT APPLICATIONS

PCZL Docket No.	Serial No.	Inventor(s)	Assignee	Filing Date	Status
P-8131-AU Australia	2006278657	PRINCE, Alice; YEDGAR, Saul; COHEN, Yuval	Morria Biopharmaceuticals plc (Morria); Yissum Research Development Company of the Hebrew University (Yissum); The Trustees of Columbia University (Columbia University)	01-Aug-2006	Pending
P-8131-CA Canada	2,617,484	YEDGAR, Saul; PRINCE, Alice; COHEN, Yuval	Morria; Yissum; Columbia University	01-Aug-2006	Pending
P-8131-CN China	200680037016.3	YEDGAR, Saul; PRINCE, Alice; COHEN, Yuval	Morria; Yissum; Columbia University	01-Aug-2006	Pending
P-8131-EA Eurasia	200800489	PRINCE, Alice; YEDGAR, Saul; COHEN, Yuval	Morria; Yissum; Columbia University	01-Aug-2006	Pending
P-8131-EP Europe	06800600.6	PRINCE, Alice; YEDGAR, Saul; COHEN, Yuval	Morria; Yissum; Columbia University	01-Aug-2006	Pending
P-8131-IL Israel	189171	PRINCE, Alice; YEDGAR, Saul; COHEN, Yuval	Morria; Yissum; Columbia University	01-Aug-2006	Pending

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PCZL Docket No.	Serial No.	Inventor(s)	Assignee	Filing Date	Status
P-8131-JP Japan	2008-525110	PRINCE, Alice; YEDGAR, Saul; COHEN, Yuval	Morria; Yissum; Columbia University	01-Aug-2006	Pending
P-8131-KR Korea	10-2008-7005229	YEDGAR, Saul; PRINCE, Alice; COHEN, Yuval	Morria; Yissum; Columbia University	01-Aug-2006	Pending
P-8131-MX Mexico	MX/a2008/001639	PRINCE, Alice; YEDGAR, Saul; COHEN, Yuval	Morria; Yissum; Columbia University	01-Aug-2006	Pending
P-8131-PC International	PCT/US06/29893	YEDGAR, Saul; PRINCE, Alice; COHEN, Yuval	Morria; Yissum; Columbia University	01-Aug-2006	Expired
P-8131-USP United States	60/704,874	YEDGAR, Saul;	Morria	03-Aug-2005	Expired
P-8967-AU Australia	2007320737	YEDGAR, Saul; COHEN, Yuval	Yissum; Morria	14-Nov-2007	Pending
P-8967-AU1 Australia	2007320736	YEDGAR, Saul; COHEN, Yuval	Yissum; Morria	14-Nov-2007	Pending
P-8967-CA1 Canada	2,705,785	YEDGAR, Saul; COHEN, Yuval	Yissum; Morria	14-Nov-2007	Pending
P-8967-CN1 China	200780049831.6	YEDGAR, Saul; COHEN, Yuval	Yissum; Morria	14-Nov-2007	Pending
P-8967-EP Europe	07827381.0	YEDGAR, Saul; COHEN, Yuval	Yissum; Morria	14-Nov-2007	Pending
P-8967-EP1 Europe	07827380.2	YEDGAR, Saul; COHEN, Yuval	Yissum; Morria	14-Nov-2007	Pending

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PCZL Docket No.	Serial No.	Inventor(s)	Assignee	Filing Date	Status
P-8967-PC International	PCT/IL2007/001408	YEDGAR, Saul; COHEN, Yuval	Yissum; Morria	14-Nov-2007	Expired
P-8967-PC1 International	PCT/IL2007/001407	YEDGAR, Saul; COHEN, Yuval	Yissum; Morria	14-Nov-2007	Expired
P-8967-PC2 International	PCT/US07/23913	YEDGAR, Saul; COHEN, Yuval	Yissum; Morria	14-Nov-2007	Expired
P-8967-PC3 International	PCT/IB2007/004668	YEDGAR, Saul; COHEN, Yuval	Yissum; Morria	14-Nov-2007	Expired
P-8967-US United States	11/984,224	YEDGAR, Saul; COHEN, Yuval	Yissum; Morria	14-Nov-2007	Pending
P-8967-US1 United States	11/984,223	YEDGAR, Saul; COHEN, Yuval	Yissum; Morria	14-Nov-2007	Pending
P-71126-AU Australia	Not yet known	YEDGAR, Saul; COHEN, Yuval; BONDI, Joseph V.	Yissum; Morria	11-May-2010	Pending
P-71126-CA Canada	2,761,590	YEDGAR, Saul; COHEN, Yuval; BONDI, Joseph V.	Yissum; Morria	11-May-2010	Pending
P-71126-CN China	Not yet known	YEDGAR, Saul; COHEN, Yuval; BONDI, Joseph V.	Yissum; Morria	11-May-2010	Pending
P-71126-EP Europe	10775366.7	YEDGAR, Saul; COHEN, Yuval; BONDI, Joseph V.	Yissum; Morria	11-May-2010	Pending

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PCZL Docket No.	Serial No.	Inventor(s)	Assignee	Filing Date	Status
P-71126-IL Israel	216203	YEDGAR, Saul; COHEN, Yuval; BONDI, Joseph V.	Yissum; Morria	11-May-2010	Pending
P-71126-JP Japan	Not yet known	YEDGAR, Saul; COHEN, Yuval; BONDI, Joseph V.	Yissum; Morria	11-May-2010	Pending
P-71126-PC International	PCT/US10/34317	YEDGAR, Saul; COHEN, Yuval; BONDI, Joseph V.	Yissum; Morria	11-May-2010	Expired
P-71126-US United States	12/997,014	YEDGAR, Saul; COHEN, Yuval; BONDI, Joseph V.	Yissum; Morria	09-Dec-2010	Pending

INTELLECTUAL PROPERTY LICENCES

Description of Intellectual Property Licensed	Licensor	Date of Licence	Duration of Licence

Rights under an exclusive license agreement between Yissum and Morria Biopharmaceutical, Inc. dated 27 November 2002 (Yissum License)	Morria Biopharmaceutical, Inc.	1 February 2005	Terminates upon termination of the Yissum License

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Executed as a Deed by Morria Biopharmaceuticals PLC acting by a director and its secretary or two directors or a director in the presence of a witness who attests his signature:	) ) )	sign here: /s / YUVAL COHEN
Director print name: Yuval Cohen
In the presence of:		sign here: /s / MARK S. COHEN
Director print name: Mark S. Cohen
Witness print name:
print address:

profession:

38

Executed as a Deed by Iroquois Master Fund Ltd. acting by a director and its secretary or two directors or a director in the presence of a witness who attests his signature:	) ) )	sign here: /s/ Joshua Silverman
Authorized Signatory print name:
In the presence of:		Joshua Silverman sign here: /s/ Kimberly Page
/s/ Kimberly Page		Director/Secretary/Witness print name:
Witness print name: Kimberly Page
print address: 641 Lexington Ave. 26 Floor
New York, New York, 10022
profession: profession: COO

39

Executed as a Deed by ALPHA CAPITAL ANSTALT acting by a director and its secretary or two directors or a director in the presence of a witness who attests his signature:	) ) )	sign here: /s/ KONRAD ACKERMAN
Director print name: Konrad Ackerman
In the presence of:		sign here:
Director print name:
Witness print name:
print address:
Notary
profession:

40